Exhibit 10.1

EXECUTION COPY

Universal Insurance Holdings, Inc.

Bradley Meier Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309	February 6, 2013

Founder and Adviser Agreement

Dear Brad,

This letter agreement (this “Agreement”) sets forth our understanding concerning your resignation as President and Chief Executive Officer of Universal Insurance Holdings, Inc. (the “Company”) and the continuation of your employment with the Company as Founder and Adviser. This Agreement supersedes and replaces in its entirety the Employment Agreement, dated August 11, 1999, as amended (the “Prior Agreement”), between you and the Company.

1.	Term and Title. You will resign from all your current officer positions with the Company and its subsidiaries and affiliates, effective at the close of business on February 22, 2013 (the “Effective Date”) and you will resign as a member of the Board of Directors of the Company (the “Board”) on the Effective Date. From the Effective Date through December 31, 2015 (the “Term”), you shall continue as an employee of the Company with the title of Founder and Adviser to the successor Chief Executive Officer (the “Successor CEO”) of the Company, the Board and any committee of the Board, as applicable. You may resign as Founder and Adviser on not less than 60 days’ prior written notice to the Board, in which case this Agreement shall terminate as of the effective date of such resignation. In the event of such resignation, except for the rights set forth in Section 8, the Company will have no further payment or benefit obligations to you under the Agreement in respect of the periods following such resignation. In the event the Company terminates the Agreement prior to the end of the Term (other than with respect to the termination of your employment (i) by the Company by reason of your willful misconduct or gross negligence in connection with the performance of your duties described in Section 3, or failure to perform your duties described in Section 3, in each case, which continues for a 30-day period after written notice to you specifying the cause situation, or (ii) by reason of your death (collectively, the “No Payment Events”)), the Company shall continue to make payments as provided and honor all obligations under this Agreement for the remainder of the Term. If your employment is terminated by the Company in a No Payment Event, other than the rights set forth in Section 8, the Company will have no further payment or benefit obligations to you under the Agreement in respect of the periods following such No Payment Event.

2.	No Severance under Prior Agreement. No severance or other termination payments are payable to you under the Prior Agreement or other any other plan or arrangement of the Company in connection with your resignation as President and Chief Executive Officer of the Company and as a director and your appointment as Founder and Adviser.

3.	Duties. You shall perform the following duties, at the Company’s headquarters or at such location as may be reasonably satisfactory to both you and the Company, in connection with your employment under this Agreement:

(a)	Advise and assist in the transition of your duties to the Successor CEO;

(b)	Provide general financial consulting services to the Successor CEO, the Board and the Investment Committee of the Board;

(c)	Provide general financial consulting services in connection with the negotiation and implementation of the Company’s reinsurance program for the fiscal 2013, 2014 and 2015 program years;

(d)	Provide advice with regard to non-executive key personnel decisions;

(e)	Provide advice on the investment of the Company’s portfolio assets, including assistance in establishing benchmark investment targets, asset allocation, adviser selection and other related issues; and

(f)	Provide general advice with respect to the Company’s business and operations and on matters where you have key institutional knowledge of the relevant facts.

You shall devote your reasonable best efforts and skills to the Company in performing the duties set forth in this Section 3. Your services may be performed at the Company’s headquarters or at such other locations as shall be reasonably acceptable to you and the Successor CEO or the Board. Your services will be performed at such times and in such manner as reasonably requested by the Successor CEO or the Board. During the Term, unless the Board otherwise consents in advance in writing, you will not participate in any outside business activity that in the reasonable good faith judgment of the Board will either interfere with or be a conflict of interest with, the performance of your duties, activities and employment pursuant to this Agreement (it being understood that you will be given an opportunity to discuss with the Board any decision by the Board that an activity interferes with or presents a conflict of interest hereunder). The level of bona fide services to be performed by you to the Company will be approximately 20% or less than the average level of bona fide services performed during the 36 months of employment prior to the Effective Date. For the avoidance of doubt, we agree that you will not perform any policy-making function for the Company or otherwise be deemed to be an “officer” or “executive officer” of the Company for purposes of the federal securities laws. During the Term, you will not seek, and the Company will take reasonable precautions to assure that you are not provided with and do not have access to, any material, non-public information about the Company not otherwise known to you as of the Effective Date. It is further agreed that you will not be subject to the window periods and pre-clearance procedures set forth in the Company’s insider trading policy and guidelines, and except as provided in Section 8 below, the Company will not advise you as to the existence of any black-out periods thereunder.

4.	Base Salary. During the Term, you will receive an annual base salary of $575,000, which amount shall not be increased or decreased and shall be prorated on a monthly basis for any partial year during the Term.

5.	Benefits and Other Matters. During the Term, the Company will provide to you the following benefits:

(a)	A monthly automobile allowance of up to $600, payable monthly in arrears;

(b)	A monthly stipend covering all mobile phone expenses, payable monthly in arrears, and, to the extent practicable, the Company will transfer your current mobile phone number to your personal account within 30 days of the Effective Date;

(c)	In accordance with the terms of the vacation policy of the Company set forth in the Prior Agreement, the Company will pay you your vacation time accrued through the Effective Date in two equal installments on April 1, 2013 and July 1, 2013. Such accrued vacation consists of 112.5 days of accrued but unused vacation with a value of $995,028.75. You will not earn paid vacation leave during the Term;

(d)	Continued access to Bloomberg, financial investment subscriptions and other financial information resources, as applicable and as you reasonably request;

(e)	Reimbursement for reasonable business-related travel, entertainment and other expenses in accordance with the Company’s travel policies, payable within 30 days of receipt by the Company of an itemized receipt and, if necessary, proper substantiation of such business expenses;

(f)	Subject to the terms of the applicable plan and applicable law, you will continue to receive coverage under (i) the individual life policy with Protective Life, (ii) the individual medical insurance plan with American Medical Security, (iii) the Company’s long-term care insurance plan applicable to you on the Effective Date, and (iv) to the extent you remain eligible, any other benefits, including health benefits, in which you participate immediately prior to the Effective Date in a manner generally consistent with coverage levels immediately prior to the Effective Date; provided, however, that the Company will not be precluded from terminating plans for employees generally or ceasing to offer coverage to you without additional compensation if required by law or if it becomes commercially unfeasible for the Company to continue to provide such coverage; and

(g)	The Company will continue to be obligated to indemnify you for liability arising both before and after the term in connection with your services as an employee, officer and director of the Company in accordance with the terms of the By-Laws and/or Certificate of Incorporation of the Company as currently in effect and the Company will use reasonable commercial efforts to maintain directors’ and officers’ liability insurance coverage for you during the Term to the same extent as under the Company’s policies currently in effect, and, in addition, to the fullest extent permitted by the laws of the State of Delaware, the Company shall hold you harmless and indemnify you (including the advancement of expenses) with respect to all costs, charges and expenses incurred or sustained by you in connection with any Company shareholder (other than a shareholder suit brought by you or on your behalf) or other third-party claims against you arising under or in connection with your services during the Term.

6.	Bonus Compensation. You will receive payment of your annual cash bonus award for 2012 no later than March 15, 2013, in accordance with the terms of the Prior Agreement and subject to the Compensation Committee of the Board’s certification of the Company’s satisfaction of the performance goals and the amount of your annual bonus in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). You will not be eligible for any bonus or long-term incentive compensation during the Term.

7.	Options. Your outstanding stock options will be governed by the terms of the applicable option agreements between you and the Company, dated each of May 16, 2008, December 5, 2008, May 19, 2010 and June 23, 2011 (the “Option Award Agreements”). Employment as Founder and Adviser shall be treated as continuing employment for purposes of your outstanding options.

8.	Stock Sales.

(a)	The Company will take such steps as may be reasonably necessary to permit you to sell at your election, and subject to applicable law, any shares of Company common stock that you currently own, including without limitation, (i) maintaining the effectiveness of its registration statement on Form S-8 (SEC File No. 333-174125), and the related “re-offer” prospectus, with respect to certain outstanding options and shares of Company common stock received as compensation by you, (ii) maintaining the effectiveness of its registration statement on Form S-3 (SEC File No. 333-185484) and (iii) promptly filing (within 30 days of your written request) and using commercially reasonable efforts to have declared effective as soon as practicable not more than two (2) additional registration statements, if required in the opinion of your counsel, to enable you to sell any shares not covered under the foregoing registration statements. Subject to applicable law, the Company agrees to remove all “restrictive” legends from certificates representing shares of Company common stock owned by you.

(b)

Subject to applicable law, the Company also agrees to enter into not more than three (3) customary underwriting agreements to facilitate the sale of your shares of Company common stock with an underwriter selected by you, but reasonably acceptable to the Company, which underwriting agreement may include customary and standard representations and warranties, closing conditions and deliverables (addressed to the underwriters and to you), indemnification and contribution provisions, and related matters); provided that no one agreement is for the sale of less than 1,500,000 shares. The Company shall bear all costs and expenses of the foregoing, including reasonable fees and expenses of your counsel not to exceed $15,000 in the aggregate, except that any underwriters’ fees and commissions in respect of such agreement shall be borne by you.

(c)	Notwithstanding the provisions of subparagraphs (a) and (b) above, in the event that the Board of Directors of the Company determines in good faith, after consulting with counsel, that (i) certain events or circumstances must be disclosed in order for a registration statement not to be materially misleading, and (ii) disclosure of such events or circumstances would be against the best interests of the Company’s stockholders at that time, the Company may advise you that its entry into an underwriting agreement or sales otherwise proposed to be made under a registration statement may not be made at that time, and decline to enter into such underwriting agreement; provided, however that the Company may exercise its rights under this sentence only once during any consecutive 12-month period, and then only for thirty consecutive days.

(d)	The Company shall continue to timely file all reports required to be filed by it with the Securities and Exchange Commission and otherwise make publicly available all information necessary to permit resales of your shares pursuant to Rule 144 under the Securities Act of 1933.

(e)	In the event of your death during the Term, your estate will be entitled to all of the rights set forth in this Section 8.

9.	No Severance Payable under this Agreement. No severance or other termination payments will be payable to you under this Agreement or under any other plan or arrangement of the Company upon termination or resignation of your employment as Founder and Adviser.

10.	Assistant. The Company will allow your current assistant, Janet Conde, to remain as your assistant during the Term, subject to Ms. Conde’s agreement to continue to serve in such capacity.

11.	Confidentiality, Noncompetition and Nonsolicitation.

(a)	You recognize and acknowledge that during the course of your employment with the Company as Founder and Adviser, you will continue to have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company. During the Term of this Agreement and following termination of your employment hereunder, you agree that you will not disclose information, including any trade secrets or confidential information of the Company obtained during the course of your employment with the Company, except such information required to be disclosed by applicable law or an order entered, or subpoena issued, by a court of competent jurisdiction, or as may have become part of the public domain through no fault of your own, which public domain determination, unless disclosed publicly by the Company, shall only be made by the Company in a written acknowledgment made at your request, before you may be free to disclose any such claimed public domain information.

(b)	During the Term and for two years thereafter, you will not, directly or indirectly, engage in any residential homeowners insurance business in the U.S., either as an employee, consultant, partner, shareholder, director, investor or in any other capacity.

(c)	During the Term and for two years thereafter, you agree that you will not disturb, entice, hire or in any other manner attempt to persuade any employee, consultant, dealer, supplier or customer of the Company, with the exception of your current assistant Janet Conde, to discontinue its business relationship with the Company.

(d)	During the Term and following termination of your employment hereunder, you agree that you will not make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its directors, officers or employees, except as may be required in the performance of your duties as set forth in Section 3 or as required by law as part of any judicial or administrative process. The Company agrees, during the Term and following termination of your employment hereunder, that it will not make, or cause or assist any of its directors or executive officers or any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation or character of the Executive and that the Company shall instruct and otherwise cause its directors, executive officers or any officer of the Company authorized to speak on behalf of the Company with respect to you or matters involving you to honor the non-disparagement obligations described herein.

(e)	You and the Company acknowledge that it would be very difficult or impossible to measure the damages resulting from a breach of this Section 11, and that any such breach would cause immediate and irreparable harm. Therefore, in consequence of the foregoing, you hereby agree that any breach or threatened breach by you of any provision of this Section 11 shall entitle the Company, in addition to any other legal remedies available to it, to obtain from any court of competent jurisdiction a temporary and permanent injunction in order to enjoin such breach or threatened breach, without the necessity on the part of the Company in any application for such injunctive relief to show immediate and irreparable harm, which would be a requirement of such an application absent this covenant waiving those requirements. You also covenant that the service of any papers to commence any legal proceedings, including proceedings to obtain injunctive relief, may be done by utilizing Federal Express in lieu of any other form of personal delivery of the process or orders of the court and upon doing so the service and notice provisions for the commencement of legal proceedings shall be satisfied.

12.	Return of Property. On or prior to the expiration of the Term, you agree to surrender to the Company all confidential and proprietary information and all other property of the Company in your possession and made available to you in connection with your employment by the Company. You may not retain copies in any form of any such information or materials without the prior written consent of the Board.

13.	Tax Withholding. For avoidance of doubt, you will continue to be an employee of the Company during the Term for tax reporting purposes and, therefore, the payment of any amount pursuant to this Agreement will be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company’s employment benefit plans, if any.

14.	Fees. The Company will pay your reasonable legal fees and expenses in an amount of up to $30,000 actually incurred in connection with the preparation, negotiation and execution of this Agreement.

15.	Entire Agreement. Except with respect to the Option Award Agreements which shall remain in effect as described in Section 7, this Agreement contains the entire agreement and understanding between you and Company with respect to the subject matter hereof and shall incorporate, merge and supersede all prior agreements and understandings between you and the Company, either oral or written, if any, including, without limitation, the Prior Agreement, except as specifically set forth herein. No modification, change or amendment to this Agreement shall be binding upon you or the Company unless the same is in writing and signed by the party against whom enforcement of the modification, change or amendment is sought to be enforced. As of the date of this Agreement, the Prior Agreement is void and of no further force and effect.

16.	Governing Law. This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts executed and performed entirely in such State, and any legal proceedings relating to (i) the interpretation or enforcement of any of the provisions of this Agreement or (ii) any dispute relating to the employment relationship created by the Agreement shall only be brought in the Circuit Court of the State of Florida, in and for the County of Dade.

17.

Severability. The failure of any provision of this Agreement shall in no manner affect the right to enforce the remainder of this Agreement, and the waiver by either the Company or Employee of any breach of any provision of this Agreement shall not be construed to be a waiver by the Company or Employee of any succeeding breach of such provision or a waiver by such party of any breach of any other provision of this Agreement.

Please indicate your agreement with the terms above by signing the attached copy of this letter and returning it to the Company, attention of the undersigned.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Sean P. Downes
Title:	Chief Operating Officer

ACCEPTED AND AGREED:

/s/ Bradley I. Meier
Bradley I. Meier